UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

Eterna Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1035 Cambridge Street, Suite 18A
Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ERNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2023, the Board of Directors (the “Board”) of Eterna Therapeutics Inc. (the “Company”) appointed Dr. James Bristol as a director, effective on October 30, 2023. Dr. Bristol will serve as a member of the Board until the Company’s 2024 Annual Meeting of Stockholders and until his successor is duly elected or appointed and qualified or his earlier death, resignation or removal. The Board also appointed Dr. Bristol to serve on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee  of the Board.

There are no arrangements or understandings between Dr. Bristol and any other person pursuant to which Dr. Bristol was appointed as a director of the Company. The Board has determined that Dr. Bristol is independent under the applicable rules of the Nasdaq Stock Market.

The Company has not engaged in any transaction, or any currently proposed transaction, in which Dr. Bristol had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Dr. Bristol will participate in the standard non-employee director compensation arrangements described under the heading “Director Compensation” contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with Securities and Exchange Commission on May 5, 2023.

The Company also expects to enter into its standard director and officer indemnification agreement with Dr. Bristol, a form of which was filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 15, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eterna Therapeutics Inc.

Dated: November 1, 2023	By:	/s/ Matthew Angel
Matthew Angel Chief Executive Officer and President